Exhibit 10.45.2

Amendments to 2006 MRP Vision

Old	New
Lenses limited to 2 pair per 24 months	Lenses limited to 1 pair per 12 months
Frames limited to $75 per set	Frames limited to 1 set per 24 months with $135 limit
Contacts limited to 2 pair per 24 months with a $150 maximum	Contacts limited to 1 pair per 12 months with a $100 maximum (selected in lieu of glasses)
Disposable Contacts limited to 2 boxes per 24 months with a $150 maximum	Disposable Contacts limited to $100 maximum per 12 months
Choose either lenses or contacts but not both
Special lens coatings are not covered	Special lens coatings are covered

In and out of network coverage for Medical	In network coverage only for medical coverage